As filed with the Securities and Exchange Commission on July 9, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COLLPLANT BIOTECHNOLOGIES LTD.

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s name into English)

State of Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Yehiel Tal

Chief Executive Officer

+ 972 73 232 5600

4 Oppenheimer, Weizmann Science Park

Rehovot 7670104, Israel

(Address and telephone number of Registrant’s principal executive offices)

Puglisi& Associates

850 Library Avenue, Suite 204

Newark, Delaware

+1 302 738 6680

(Name, address, and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Mark S. Selinger, Esq. Gary Emmanuel, Esq. Greenberg Traurig, LLP One Vanderbilt Avenue New York, NY 10017-3852 Telephone: 212.801.9221	Adva Bitan, Adv. Goldfarb Gross Seligman & Co. 1 Azrieli Center, Round Tower Tel Aviv 6701101, Israel +972 607 4444

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Effective Date of this Registration Statement

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 9, 2026

PRELIMINARY PROSPECTUS

31,047,068 Ordinary Shares

COLLPLANT BIOTECHNOLOGIES LTD.

This prospectus relates to the resale by the selling shareholders named in this prospectus (each, a “Selling Shareholder,” and, collectively, the “Selling Shareholders”) from time to time of up to an aggregate of 31,047,068 ordinary shares, par value NIS 1.50 per share, of CollPlant Biotechnologies Ltd., consisting of (i) 4,464,707 ordinary shares acquired by the Selling Shareholders in a private placement consummated on July 6, 2026 (“PIPE Shares”), (ii) 3,182,354 ordinary shares issuable upon the exercise of pre-funded warrants acquired by certain of the Selling Shareholders in such private placement (“Pre-Funded Warrants”), (iii) 7,647,061 ordinary shares issuable upon the exercise of series A warrants originally issued in such private placement (“Series A Warrants”), (iv) 15,294,122 ordinary shares issuable upon the exercise of series B warrants originally issued in such private placement (“Series B Warrants”, and together with the Series A Warrants, the “Ordinary Warrants” and with the Pre-Funded Warrants, the “PIPE Warrants”), and (v) 458,824 ordinary shares issuable upon the exercise of placement agent warrants originally issued on July 6, 2026 to designees of H.C. Wainwright & Co., LLC, our placement agent (the “Placement Agent”) in connection with the private placement pursuant to which we issued the ordinary shares and warrants (the “PA Warrants,” and together with the PIPE Warrants, the “Warrants”).

Our registration of ordinary shares covered by this prospectus does not mean that the Selling Shareholders will sell any ordinary shares. The PIPE Shares and PIPE Warrants were issued and sold to certain of the Selling Shareholders named herein in a private placement pursuant to a Securities Purchase Agreement, dated June 29, 2026 (the “Purchase Agreement”), by and among us and the parties named therein, in a transaction more fully described in the section titled “Prospectus Summary.” We are registering the ordinary shares issued and sold pursuant to the Purchase Agreement for resale hereunder in accordance with our obligations under a registration rights agreement entered into between us and the Selling Shareholders on June 29, 2026 (“RRA”).

Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “CLGN”. The last reported sale price of our ordinary shares on the Nasdaq Capital Market on July 8, 2026 was $0.3673 per share.

The Selling Shareholders are not obligated to sell any ordinary shares. The Selling Shareholders named in this prospectus and any of their pledgees, donees, transferees, assignees and other successors-in-interest, may offer or resell the ordinary shares offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices, in amounts, at prices and on terms that will be determined at the time of any such resale. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the ordinary shares offered hereby. We will bear all costs, expenses and fees associated with the registration of the securities covered by this prospectus. For additional information on the methods of sale that may be used by the Selling Shareholders, and the fees and expenses in connection therewith, see “Plan of Distribution” beginning on page 21 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements thereto carefully before you make your investment decision.

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 for information you should consider before investing in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2026

i

About This Prospectus

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC. Under this registration statement, the Selling Shareholders may, from time to time, sell the Shares described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution.” Information about the Selling Shareholders may change over time. When the Selling Shareholders sell Shares under this prospectus, we will, if required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change the information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read carefully both this prospectus, any prospectus supplement and any free writing prospectus related to the applicable offering that is prepared by us or on our behalf or that is otherwise authorized by us, together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus related to the applicable offering of ordinary shares that is prepared by us or on our behalf or that is otherwise authorized by us and the Selling Shareholders. Neither we nor the Selling Shareholders have authorized any other person to provide you with different information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus that is prepared by us or on our behalf or that is otherwise authorized by us and the Selling Shareholders. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of this prospectus and such accompanying prospectus supplement or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement are delivered, or securities sold, on a later date.

References in this prospectus to the “Registrant,” the “Company,” “CollPlant,” “we,” “us” and “our” refer to CollPlant Biotechnologies Ltd., a company organized under the laws of the State of Israel, and its consolidated subsidiaries, unless the context requires otherwise.

ii

Prospectus Summary

This prospectus summary highlights selected information appearing elsewhere in this prospectus and in documents we file with the SEC that are incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information incorporated by reference herein, the information set forth under the heading “Risk Factors” and our financial statements and the related notes thereto incorporated by reference in this prospectus.

Overview

We are a regenerative and aesthetic medicine company focused on medical aesthetics and 3D bioprinting of tissues and organs. Our products are based on our recombinant human collagen (rhCollagen) that is produced in genetically engineered tobacco plants using our proprietary technology. These products address indications for the diverse fields of tissue repair and aesthetics, and are ushering in a new era in regenerative and aesthetic medicine.

Our photocurable regenerative dermal filler comprised of our tissue regenerating rhCollagen and other biomaterials. In addition to skin lifting, this state-of-the-art filler is designed to enable skin rejuvenation as well as facial contouring, thus addressing the need for more innovative aesthetic products. In September 2025, we announced positive results from our non-clinical program evaluating our photocurable dermal filler, as well as plans to advance this product candidate into clinical trials. Further, in February 2026, we announced the strategic positioning of our photocurable dermal filler platform to address facial volume loss associated with rapid weight reduction, including patients treated with GLP-1 therapies. In early 2023 we completed a 12-month preclinical study with our photocurable regenerative dermal filler, demonstrating superior tissue regeneration, lifting capacity and volume retention when compared to a commercial standard.

Our regenerative 3D-bioprinted breast implants for regeneration of breast tissue are designed to address an unmet need derived from the estimated $3 billion global breast implant market. The implants in development are printed using bioink comprised of our proprietary rhCollagen in combination with other biomaterials. These implants are designed to regenerate breast tissue without eliciting immune response, and thus may provide a revolutionary alternative for aesthetic and reconstructive procedures, including postmastectomy for cancer patients. Pre-clinical studies continue to yield encouraging results. In August 2024, we launched a two-arm study utilizing a refined surgical protocol that enables implantation through a small incision while minimizing the risk of displacement or inversion. MRI and ultrasound analyses conducted in 2025 and 2024 confirmed tissue integration and vascularization, with one arm demonstrating rapid tissue ingrowth, preserved implant volume and mechanical integrity, and no observed complications. These outcomes support further optimization of the implants to promote long-term neo-tissue remodeling.

In addition, we offer our commercially available rhCollagen-based Bioink platform for regenerative medicine. In 2023, we commercially launched Collink.3D™ 50L in powder form, which is our first bioink available in powder form, joining Collink.3D™ 90 and Collink.3D™ 50 launched in 2022 and 2021, respectively. Collink.3D is our rhCollagen-based bioink platform, which is ideal for 3D-bioprinting of tissues and organs for regenerative medicine applications. These rhCollagen-based bioink products are designed to allow the scalable and reproduceable biofabrication of scaffolds, tissues and organ transplants.

Our rhCollagen production process utilizes plant-based genetic engineering technology. This approach eliminates the need for traditional animal-derived collagen sources, reducing the environmental strain associated with traditional methods and promoting more ethical and sustainable practices.

In parallel with our ongoing operational and development activities, we have initiated a process to evaluate strategic alternatives aimed at maximizing shareholder value. This process includes assessment of a broad range of opportunities, including potential acquisitions, strategic transactions, and other business combination opportunities. We do not intend to provide further updates unless a disclosure is required by law or deemed necessary.

During the fourth quarter of 2025, we updated our expense forecast and initiated a contingency plan that included cost cutting and significant workforce reduction. We expect to continue incurring losses and negative cash flows from operations until our products reach commercial profitability. The Company’s current cash flow and resources are not sufficient to fund its operation for the next 12 months. Accordingly, the Company’s ability to continue as a going concern will require obtaining additional financing to fund its operations, which may include private and/or public offerings of debt or equity securities. There can be no assurance that such funding will be available on acceptable terms, or at all.

June 2026 Private Placement

On June 29, 2026, we entered into a securities purchase agreement pursuant to which we agreed to sell and issue in a private placement (“Private Placement”), an aggregate of 4,464,707 PIPE Shares, Pre-Funded Warrants to purchase 3,182,354 ordinary shares, Series A Warrants to purchase 7,647,061 ordinary shares and Series B Warrants to purchase 15,294,122 ordinary shares, at a combined purchase price of $0.34 per ordinary share and accompanying warrants (or $0.3399 per Pre-Funded Warrant and accompanying warrants). On July 6, 2026, the Private Placement closed.

The Series A Warrants have an exercise price of $0.34 per share, are exercisable on the date of shareholder approval amending the Articles of Association of the Company to increase the number of authorized shares of the Company to reach at least a number of shares equal to the aggregate number of ordinary shares underlying the Ordinary Warrants (the “Shareholder Approval Date”) and expire two years after the effective date of the registration statement of which this prospectus forms a part. The Series B Warrants have an exercise price of $0.34 per share, are exercisable on the Shareholder Approval Date and expire five years after the effective date of the registration statement of which this prospectus forms a part. The Pre-funded Warrants have an exercise price of $0.0001 per ordinary share, are immediately exercisable upon issuance and will not expire until exercised in full.

The PIPE Warrants contain customary adjustment provisions for share dividends, share splits, and similar events, customary beneficial ownership limitations of either 4.99%, 9.99% or 24.99% at the holder’s election, and cashless exercise rights if a registration statement covering the resale of the underlying shares is not then effective.

The Company also entered into a letter agreement on June 14, 2026 (the “Engagement Letter”) with the Placement Agent, pursuant to which the Placement Agent agreed to serve as the exclusive placement agent for the Company in connection with the Private Placement. The Company agreed to pay the Placement Agent in connection with the Private Placement a placement agent fee equal to 7.0% of the gross proceeds from the sale of the ordinary shares in the Private Placement (or 3.5% of the gross proceeds with respect to sales to the Company’s existing shareholders), a management fee equal to 1.0% of the gross proceeds from the sale of the ordinary shares in the Private Placement, a non-accountable expense allowance of $35,000, and legal fees and expenses of $50,000. The Placement Agent or its designees also received PA Warrants, on substantially the same terms as the Series B Warrants, except that the exercise price thereunder is $0.425 per share. Upon any exercise of the Ordinary Warrants issued in the Private Placement for cash, the Company agreed to pay the Placement Agent a total cash fee equal to 7.0% of the aggregate gross proceeds from the exercise of such Warrants, a management fee of 1.0% of the aggregate gross proceeds from the exercise of such Warrants, and PA Warrants to purchase up to 6.0% of the number of ordinary shares issuable upon the cash exercise of the Ordinary Warrants.

Corporate Information

Our legal and commercial name is CollPlant Biotechnologies Ltd.

Our principal office is located at 4 Oppenheimer, Weizmann Science Park, Rehovot 7670104, Israel, and our telephone number is +972-73-232-5600. Our primary internet address is http://www.CollPlant.com. None of the information on our website is incorporated by reference herein. Puglisi & Associates serves as our agent for service of process in the United States for certain limited matters, and its address is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

The Offering

Resale of Ordinary Shares

Ordinary shares offered by the Selling Shareholders	31,047,068 ordinary shares

Use of Proceeds	We will not receive any of the proceeds from the Selling Shareholders’ sale or other disposition of the ordinary shares offered pursuant to this prospectus. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the Selling Shareholders. However, we will receive proceeds from the exercise of any Warrants for cash. See the section of this prospectus titled “Use of Proceeds” on page 8 of this prospectus.

Market for Our Ordinary Shares	Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “CLGN”.

Risk Factors	Any investment in the ordinary shares offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

Risk Factors

An investment in our securities involves significant risks. Before making an investment in our securities, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our securities, please review the additional risk factors disclosed below, the information under the heading “Risk Factors” and the section entitled “Risk Factors” contained in our annual report on Form 20-F for the year ended December 31, 2025 filed with the SEC on March 26, 2026. In addition, please read “About this Prospectus” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, results of operations, financial condition and prospects.

The sale of a substantial amount of our ordinary shares, including resale of the ordinary shares issuable upon the exercise of the Warrants held by the Selling Shareholders in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale an aggregate of 31,047,068 ordinary shares, consisting 4,464,707 PIPE Shares and 26,582,361 ordinary shares issuable upon the exercise of the Warrants held by the Selling Shareholders. Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when Selling Shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities convertible into ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus and the documents incorporated herein and therein by reference contain statements and information that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our history of significant losses, our ability to remain as a going concern, and our need to raise additional capital or our inability to obtain additional capital on acceptable terms, or at all, including uncertainties surrounding the methods of fundraising and our preferences regarding such methods, and including our ability to conclude a non-dilutive financing transaction;

●	our ability to pursue, evaluate and complete any strategic alternative that yields value for our shareholders;

●	our expectations regarding the timing and cost of commencing pre-clinical and clinical trials with respect to rhCollagen based products in medical aesthetics and 3D bioprinting;

●	our ability to maintain compliance with the Nasdaq listing standards;

●	our ability to obtain favorable pre-clinical and clinical trial results;

●	regulatory action with respect to rhCollagen based products in medical aesthetics and 3D bioprinting, including but not limited to acceptance of an application for marketing authorization, review and approval of such application, and, if approved, the scope of the approved indication and labeling;

●	commercial success and market acceptance of rhCollagen based products in medical aesthetics and 3D bioprinting;

●	our ability to establish sales and marketing capabilities or enter into agreements with third parties and our reliance on third party distributors and resellers;

●	our ability to establish and maintain strategic partnerships and other business collaborations;

●	our reliance on third parties to conduct some or all aspects of our product manufacturing;

●	the scope of protection we are able to establish and maintain for intellectual property rights and our ability to operate our business without infringing the intellectual property rights of others;

●	current or future unfavorable economic and market conditions and adverse developments with respect to financial institutions and associated liquidity risk;

●	the impact of competition and new technologies;

●	the overall global economic environment;

●	statements as to the impact of the political and security situation in Israel on our business, including due to the current security situation in Israel;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	litigation and regulatory proceedings; and

●	those factors referred to in “Item 3.D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects”, in our Annual Report on Form 20-F for the year ended December 31, 2025.

Readers are urged to carefully review and consider the various disclosures made throughout this prospectus which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

You should not put undue reliance on any forward-looking statements. Any forward-looking statements in this prospectus are made as of the date hereof and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In some cases, forward-looking statements are identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “hope,” “targets,” “potential,” “goal” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those suggested in such forward-looking statements. These statements are current only as of the date of this prospectus and are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those suggested in the forward-looking statements. In addition, historic results of scientific research and clinical and preclinical trials do not guarantee that the conclusions of future research or trials would not suggest different conclusions or that historic results referred to in this prospectus or in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, which is incorporated by reference in this prospectus, would not be interpreted differently in light of additional research, clinical and preclinical trials results. Factors which could cause actual results to differ materially from those indicated by the forward-looking statements include those factors described under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, which is incorporated by reference in this prospectus, as well as the other risks and uncertainties described in any applicable prospectus supplement or free writing prospectus and in the other documents incorporated by reference in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we do not intend to (and expressly disclaim any such obligation to) update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

Capitalization

The following table presents our capitalization as of March 31, 2026:

●	on an actual basis; and

●	on an adjusted basis, after giving effect to the issuance and sale in the Private Placement of the PIPE Shares and the PIPE Warrants at the combined purchase price of $0.34 per ordinary share and accompanying warrants (or $0.3399 per Pre-Funded Warrant and accompanying warrants) for an aggregate net proceeds of approximately $2.3 million, after deducting the Placement Agent’s fees and estimated offering expenses;

This table should be read in conjunction with our financial statements and the notes thereto incorporated by reference herein and the accompanying prospectus.

	As of March 31, 2026
	Actual	As Adjusted*
	U.S. dollars in thousands
Non-Current Liabilities:
Long-term loan, net of current maturities
Lease liabilities	$1,855	$1,855
Total non-current liabilities	$1,855	$1,855
Shareholders’ equity:
Ordinary shares, NIS 1.5 par value - authorized: 30,000,000 ordinary shares as of March 31, 2026; issued and outstanding: 14,443,500 ordinary shares as of March 31, 2026; and issued and outstanding on an as adjusted basis: 18,908,207 ordinary shares, as of March 31, 2026	$6,265	$8,505
Additional paid in capital	127,526	127,545
Accumulated other comprehensive loss	(969)	(969)
Accumulated deficit	(127,936)	(127,936)
Total equity	4,886	7,145
Total non- current liabilities and equity	$6,741	$9,000

*	The balances presented may not reflect the final amounts or classifications related to the warrants issued.

The above table is based on 14,443,500 ordinary shares outstanding as of March 31, 2026 and excludes as of such date:

●	1,183,088 ordinary shares issuable upon the exercise of outstanding options under our Option Plan (2010) and under the 2024 Share Award Plan, or the 2024 Plan, at a weighted average exercise price of $5.52 per ordinary share;

●	401,737 ordinary shares issuable upon the vesting of outstanding restricted share units under the 2024 Plan;

●	1,200,002 ordinary shares issuable upon exercise of warrants issued to certain investors in June 2025, at an exercise price of $3.00 per ordinary share; and

●	72,000 ordinary shares issuable upon exercise of the placement agent warrants issued to the Placement Agent, or its designees in June 2025, at an exercise price of $3.75 per ordinary share.

●	3,200,000 ordinary shares issuable upon exercise of series A warrants and series B warrants issued to certain investors in February 2026, at an exercise price of $1.25 per ordinary share; and

●	96,000 ordinary shares issuable upon exercise of the placement agent warrants issued to the Placement Agent, or its designees in February 2026, at an exercise price of $1.5625 per ordinary share.

Use of Proceeds

We will not receive any of the proceeds from the Selling Shareholders’ sale or other disposition of the Shares offered pursuant to this prospectus. All net proceeds from the sale of the Shares covered by this prospectus will go to the Selling Shareholders. However, we will receive proceeds from the exercise of any Warrants for cash.

If all of the Warrants were exercised for cash in full, the gross proceeds to the Company would be approximately $8.0 million. We intend to use the net proceeds of such Warrant exercises, if any, for general corporate purposes including working capital and funding its research and development programs, and to continue evaluating strategic business combinations, including potential acquisitions, joint ventures, and other strategic transactions. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of the Shares being offered for resale by the Selling Shareholders pursuant to this prospectus. Other than registration expenses, the Selling Shareholders will bear underwriting discounts, commissions, or other similar expenses payable with respect to sales of the Shares offered hereby.

DESCRIPTION OF SHARE CAPITAL

General

The authorized and registered share capital of the Company is NIS 45,000,000 divided into 30,000,000 ordinary shares, nominal (par) value NIS 1.50 each.

The Nasdaq Capital Market

Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “CLGN”.

Pre-Funded Warrants

Duration and Exercise Price

The Pre-Funded Warrants have an exercise price of $0.0001 per ordinary share. The Pre-Funded Warrants are immediately exercisable upon issuance and will not expire until exercised in full. The exercise price and numbers of ordinary shares issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our ordinary shares. The Pre-Funded Warrants were issued in certificated form only.

Exercisability

The Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder of Pre-Funded Warrants (together with its affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates or any other persons whose beneficial ownership of ordinary shares would be aggregated with the holder’s or any of the holder’s affiliates) may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder would beneficially own more than 4.99% (or, at the election of the holder, 9.99% or 24.99%) of our outstanding ordinary shares immediately after giving effect to the exercise, except that upon notice from the holder to us, the holder may increase or decrease such beneficial ownership limitation, provided that any increase to such beneficial ownership limitation requires at least 61 days’ prior notice from the holder to us and the beneficial ownership limitation in no event exceeds 24.99% of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise

If, at the time a holder exercises its Pre-Funded Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ordinary shares determined according to a formula set forth in the Pre-Funded Warrants.

Fundamental Transactions

If, at any time while the Pre-Funded Warrants are outstanding, (1) we, directly or indirectly, consolidate or merge with or into another person, (2) we, directly or indirectly, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets and the assets of our subsidiaries, (3) any direct or indirect purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our ordinary shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of our outstanding ordinary shares, (4) we, directly or indirectly, effect any reclassification, reorganization or recapitalization of our ordinary shares or any compulsory share exchange pursuant to which our ordinary shares are converted into or exchanged for other securities, cash or property, or (5) we, directly or indirectly, consummate a share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of our outstanding ordinary or more than 50% of the voting power of our ordinary equity, each, a “Fundamental Transaction”, then upon any subsequent exercise of the PIPE Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ordinary shares then issuable upon exercise of the PIPE Warrant, and any additional consideration payable as part of the Fundamental Transaction.

Transferability

In accordance with its terms and subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Fractional Shares

No fractional ordinary shares will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of ordinary shares to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Exchange Listing

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of ordinary shares, the holders of warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until such warrant holders exercise their warrants. The holders of PIPE Warrants do not have any rights of holders of ordinary shares until such time as ordinary shares are acquired, following exercise of Pre-Funded Warrants for ordinary shares.

Governing Law

The Pre-Funded Warrants are governed by New York law.

PIPE Warrants

Duration and Exercise Price

The PIPE Warrants have an exercise price of $0.34 per ordinary share. The PIPE Warrants are exercisable on the date of shareholder approval amending the Articles of Association of the Company to increase the number of authorized shares of the Company to reach at least a number of shares equal to the aggregate number of ordinary shares underlying the Ordinary Warrants. The Series A Warrants expire two years after the effective date of the registration statement of which this prospectus forms a part and the Series B Warrants expire five years after the effective date of the registration statement of which this prospectus forms a part. The exercise price and numbers of ordinary shares issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our ordinary shares. The PIPE Warrants were issued in certificated form only.

Exercisability

The PIPE Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder of PIPE Warrants (together with its affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates or any other persons whose beneficial ownership of ordinary shares would be aggregated with the holder’s or any of the holder’s affiliates) may not exercise any portion of such holder’s PIPE Warrants to the extent that the holder would beneficially own more than 4.99% (or, at the election of the holder, 9.99% or 24.99%) of our outstanding ordinary shares immediately after giving effect to the exercise, except that upon notice from the holder to us, the holder may increase or decrease such beneficial ownership limitation, provided that any increase to such beneficial ownership limitation requires at least 61 days’ prior notice from the holder to us and the beneficial ownership limitation in no event exceeds 24.99% of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise

If, at the time a holder exercises its PIPE Warrants, a registration statement registering the issuance of the ordinary share underlying the warrants under the Securities Act of 1933, as amended, or the Securities Act, is not then effective or available for the issuance to or resale by the holder of such ordinary shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ordinary shares determined according to a formula set forth in the PIPE Warrant.

Fundamental Transactions

If, at any time while the PIPE Warrants are outstanding, (1) we, directly or indirectly, consolidate or merge with or into another person, (2) we, directly or indirectly, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets and the assets of our subsidiaries, (3) any direct or indirect purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our ordinary shares (are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of our outstanding ordinary shares, (4) we, directly or indirectly, effect any reclassification, reorganization or recapitalization of our ordinary shares or any compulsory share exchange pursuant to which our ordinary shares are converted into or exchanged for other securities, cash or property, or (5) we, directly or indirectly, consummate a share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of our outstanding ordinary or more than 50% of the voting power of our ordinary equity, each, a “Fundamental Transaction”, then upon any subsequent exercise of the PIPE Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ordinary shares then issuable upon exercise of the PIPE Warrant, and any additional consideration payable as part of the Fundamental Transaction.

Notwithstanding anything to the contrary, in the event of a Fundamental Transaction (as defined in the form of warrant) the Company shall, at the warrant holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase the PIPE Warrant from the holder by paying to the Holder an amount equal to the Black Scholes Value (as defined in the form of PIPE Warrant) of the remaining unexercised portion of the PIPE Warrant on the date of the consummation of such Fundamental Transaction. Provided, further, that if holders of ordinary shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of ordinary shares will be deemed to have received common stock of the Successor Entity (as defined in the form of warrant) in such Fundamental Transaction

Transferability

In accordance with its terms and subject to applicable laws, a PIPE Warrant may be transferred at the option of the holder upon surrender of the PIPE Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Fractional Shares

No fractional ordinary shares will be issued upon the exercise of the PIPE Warrants. Rather, the number of ordinary shares to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Exchange Listing

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of ordinary shares, the holders of warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until such warrant holders exercise their warrants. The holders of PIPE Warrants do not have any rights of holders of ordinary shares until such time as ordinary shares are acquired, following exercise of PIPE Warrants for ordinary shares.

Governing Law

The PIPE Warrants are governed by New York law.

Placement Agent Warrants

The material terms of the Placement Agent Warrants are substantially the same as the Series B Warrants, with the exception of the following terms: (a) the exercise price of the placement agent warrants is $0.425 per ordinary share, and (b) the beneficial ownership limitation is 4.99%.

Articles of Association

The following are summaries of material provisions of our articles of association and the Israeli Companies Law insofar as they relate to the material terms of our ordinary shares.

Purposes and Objects of the Company

Our purpose as set forth in our articles of association is to engage in any lawful activity.

Registration Number

Our registration number with the Israeli Registrar of Companies is 52-0039785.

Voting Rights and Conversion

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law, or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors.

Under our Articles, our board of directors must consist of not less than three but no more than twelve directors, which includes two external directors, as may be required under the Companies Law. Pursuant to our Articles, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. Each director will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal by a vote of the majority voting power of our shareholders at a general meeting of our shareholders or until his or her office expires by operation of law, in accordance with the Companies Law. In addition, our Articles allow our board of directors to appoint, with immediate effect or for a future date, additional director(s) who will serve until the Company’s next annual general meeting, provided that the total number of directors that shall serve will not exceed the maximum number of directors permitted under our Articles.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the two most recent fiscal years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due, which is referred to as the Solvency Test, and the court approves such distribution. Pursuant to regulations promulgated under the Companies Law, Israeli companies listed on certain non-Israeli stock exchanges, including the Nasdaq, may distribute a dividend by way of a share repurchase program (buy-back) if the company does not meet the profit test, without seeking the approval of the court, subject to the following conditions: (i) the company meets the Solvency Test; and (ii) the company provides a notice to certain creditors of its intention to distribute a dividend by way of a share repurchase program without meeting the profit test and no such creditor submits an objection within 30 days of the notice (otherwise, court approval would be required for such distribution in accordance with the requirements of the Israeli Companies Law).

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our articles of association as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine.

In addition, the Companies Law and the regulations promulgated thereunder provide a relief to companies listed on certain non-Israeli stock exchanges, such as ourselves, under which the board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 10% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 10% or more of our outstanding voting power (instead of a 5% threshold set under the Companies Law with respect to public companies whose shares are traded on the Tel Aviv Stock Exchange alone). Such relief does not apply if the law of the foreign country in which such company’s shares are traded establishes a right to demand the convening of a meeting for those who hold a percentage of less than 10%. Nonetheless, our articles of association adopt the provisions of the Companies Law that apply to public companies whose shares are traded on the Tel Aviv Stock Exchange, as aforementioned.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting (and, with respect to companies listed on certain non-Israeli stock exchanges, including the Nasdaq, such as ourselves, up to 60 days prior to the date of the meeting). Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law and the regulations thereof require that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days or 14 days, as applicable, prior to the meeting and if the agenda of the meeting includes, for example, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

One or more shareholders holding at least 1% of the voting rights in the general meeting are entitled to request the company’s board of directors to include a proposal on the agenda of a general meeting, provided that the proposal is appropriate to be discussed at a general meeting. Regulations promulgated under the Companies Law provide that such a request should be provided between three to seven days following the notice on the convening of the general meeting, depending on the items on the agenda of such meeting. Pursuant to regulations promulgated under the Israeli Companies Law which apply to companies listed on certain non-Israeli stock exchanges, such as ourselves, a shareholder who wishes to add an item to the agenda of a general meeting which entails the proposal of a candidate to serve as a director on the board of directors, may do so if such shareholders holds 5% or more of our voting rights (instead of 1%).

All shareholder decisions are to be taken by votes in a shareholders’ meeting. Under the Companies Law and our articles of association, shareholders are not permitted to take action via written consent in lieu of a meeting.

Voting Rights

Quorum Requirements

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. As a foreign private issuer, the quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy, or written ballot who hold or represent between them at least 20% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time or date if so specified in the notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

Our Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our Articles. Under the Companies Law, the primary types of engagements or transactions that require approval of our shareholders by a special majority include the following: (i) the approval of an extraordinary transaction with a controlling shareholder or the approval of the terms of employment or other engagement of a controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary), each of which requires the approval described under “Directors, Senior Management and Employees-Board Practices-Approval of Related Party Transactions Under Israeli Law-Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions” in our most recent Annual Report on Form 20-F; (ii) the approval of our compensation policy for directors and officers, or the approval of compensation terms to a director or officer which deviate from the terms of the compensation policy, which requires the approval described under “Directors, Senior Management and Employees-Board Practices-Committees of the Board of Directors-Compensation Committee”, which we refer to as the Special Majority for Compensation; (iii) the approval of the terms of employment of our CEO, which requires the approval of our shareholders by a Special Majority for Compensation; and (iv) the appointment of our external directors, to the extent that such external directors shall serve on our board of directors, which requires the approval of a majority vote of the shares present and voting at a meeting of shareholders, provided that either: (a) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders of the company or have a personal interest in the approval of the item, other than a personal interest that is not as a result of relations with the controlling shareholder participating in the voting; or (b) the total number of shares out of the shareholders detailed in section (a) who vote against the arrangement does not exceed 2% of the company’s aggregate voting rights.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Companies Law and our articles of association, the rights attached to any class of share, such as voting, liquidation, and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles of association.

Registration Rights

Concurrently with the execution of the convertible loan agreements entered into in 2019 with Ami Sagy and certain U.S. Investors, or the 2019 Financing, we entered into Registration Rights Agreements with each of Ami Sagi and the U.S. Investors. Pursuant to the Registration Rights Agreements, we granted one demand registration right to each of Mr. Sagi and the U.S. Investors, which expired in October 2021. In addition, we granted to each of Mr. Sagi and the U.S. Investors F-3 shelf registration rights pursuant to which Mr. Sagi and the U.S. Investors can demand the filing of a shelf registration statement or a public offering under such shelf registration statement, but not more than twice during any 12-month period. We also granted to Mr. Sagi and the U.S. Investors certain piggyback registration rights.All registration rights granted relate to ordinary shares held by Mr. Sagi and the U.S. Investors as well as the ordinary shares to be issued upon exercise of any warrants issued to Mr. Sagi and the U.S. Investors in the 2019 Financing.

As part of the Registration Rights Agreements, we granted customary indemnification rights pursuant to which we undertook to indemnify Mr. Sagi and the U.S. Investors, as the case may be, from and against all Losses (as such term is defined in the Registration Rights Agreements) arising out of or relating to any untrue or alleged untrue statement or omission or alleged omission of a material fact contained in a registration statement and violations of securities laws in connection with the Registration Rights Agreements. Moreover, Mr. Sagi and the U.S. Investors undertook to indemnify us, severally and not jointly, from and against all Losses arising out of or relating to any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in any registration statement, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by Mr. Sagi or the U.S. Investors, as the case may be.

We further undertook to bear all fees and expenses incident to the performance of or compliance with the Registration Rights Agreements, whether or not any registerable securities are sold pursuant to a registration statement. This will include all registration and filing fees, printing expenses, communication and delivery expenses, fees and disbursements of counsel for the Company, Securities Act liability insurance (should we desire such insurance), and the fees and expenses of all other persons retained by us in connection with the consummation of the Registration Rights Agreements.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would, as a result, hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (i) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (ii) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, provided that there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) outstanding shares representing at least 5% of the voting power of the company will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under the Companies Regulations (Relief for Public Companies whose Shared are Traded on Exchanges outside of Israel), 2000, the above requirements for a special tender offer do not apply in instances whereby according to the laws of the foreign jurisdiction there are limitations regarding the acquisition of a controlling interest in the company of any specified portion or the acquisition of a controlling interest of any specified portion necessitates an offer by the potential acquirer of a controlling interest to acquire shares from amongst the publicly traded shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shareholders, and, in the case of the target company, a majority vote of each class of its shares voted on the proposed merger at a shareholders meeting.

The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether, in its opinion, there exists a reasonable concern that, as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Borrowing Powers

Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, certain transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Debt Securities

We do not have any debt securities that are registered under Section 12 of the Securities Act.

Warrants and Rights

We do not have any warrants or rights that are registered under Section 12 of the Securities Act.

Other Securities

We do not have any other securities that are registered under Section 12 of the Securities Act.

Selling Shareholders

The ordinary shares being offered by the Selling Shareholders are those previously issued to the Selling Shareholders, and those issuable to the Selling Shareholders, upon exercise of the Warrants. For additional information regarding the issuances of those ordinary shares and Warrants, see “prospectus summary—June 2026 Private Placement” above. We are registering the ordinary shares in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of the ordinary shares and the warrants, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the Selling Shareholders. The second column lists the number of ordinary shares beneficially owned by each Selling Shareholder, based on its ownership of the ordinary shares and Warrants, as of July 9, 2026, assuming exercise of the Warrants held by the Selling Shareholders on that date, without regard to any limitations on exercises.

The fourth column lists the ordinary shares being offered by this prospectus by the Selling Shareholders.

In accordance with the terms of a registration rights agreement with the Selling Shareholders, this prospectus generally covers the resale of the sum of (i) the number of ordinary shares issued to the Selling Shareholders in the “Private Placement of Ordinary shares and Warrants” described above and (ii) the maximum number of ordinary shares issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fifth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Warrants, a Selling Shareholder may not exercise the warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99%, 9.99% or 24.99%, as applicable, of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fifth columns do not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering	Percentage of Ordinary Shares Owned Before the Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering	Percentage of Ordinary Shares Owned After the Offering
Zev Saltsman(2)	7,764,708	4.9%	7,764,708	-	-
NJR Capital, LLC(3)	470,592	2.4%	470,592	-	-
Elisheva Ansbacher(4)	3,529,412	4.9%	3,529,412	-	-
Loewenbaum Group(5)	8,819,355	24.9%	7,058,824	1,760,531	9.3%
Rodman & Renshaw Capital Investors LLC(6)	11,764,708	4.9%	11,764,708	-	-
Augustus Trading LLC(7)	355,781	1.8%	294,221	61,560	*
Noam Rubinstein(8)(9)	197,450	1%	144,530	52,920	*
Wilson Drive Holdings LLC(10)	21,155	*	15,485	5,670	*
Charles Worthman(8)(11)	6,268	*	4,588	1,680	*

*	Less than one percent.

**	Based on 18,908,207 ordinary shares outstanding as of July 9, 2026.

(1)	Assumes that the Selling Shareholders exercise all Warrants and sell all Shares offered under this prospectus, but that such Selling Shareholders do not sell or otherwise dispose of any of the other ordinary shares that it beneficially owns as of the date hereof.

(2)	Consists of (i) 945,000 ordinary shares, (ii) 996,177 ordinary shares issuable upon the exercise of Pre-Funded Warrants, (iii) 1,941,177 ordinary shares issuable upon the exercise of Series A Warrants, and (iv) 3,882,354 ordinary shares issuable upon the exercise of Series B Warrants. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Shareholder from exercising that portion of the Warrants that would result in the Selling Shareholder owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation.

(3)	Consists of (i) 117,648 ordinary shares, (ii) 117,948 ordinary shares issuable upon the exercise of Series A Warrants, and (iii) 235,296 ordinary shares issuable upon the exercise of Series B Warrants. The securities are held by NJR Capital, LLC (“NJR”). Nachman Joseph Rabinowitz, in his capacity as managing member of NJR Capital, LLC, may be deemed to have the voting and dispositive power over the shares held by NJR. The Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Shareholder from exercising that portion of the Warrants that would result in the Selling Shareholder owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. The address of NJR is 7110 Islegrove Pl, Boca Raton, FL, 33433.

(4)	Consists of (i) 882,353 ordinary shares, (ii) 882,353 ordinary shares issuable upon the exercise of Series A Warrants, and (iii) 1,764,706 ordinary shares issuable upon the exercise of Series B Warrants. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Shareholder from exercising that portion of the Warrants that would result in the Selling Shareholder owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation.

(5)	Based on information contained in a Schedule 13D/A filed with the SEC on November 7, 2025 by George Walter Loewenbaum, Lillian S. Loewenbaum, Elizabeth S. Loewenbaum, The Loewenbaum Residence Trust FBO Anna Loewenbaum, The Elizabeth Scott Loewenbaum 1992 Trust, Patrick Chalmers, Reginald J. Hargrove, Nachum Shamir, The Loewenbaum 1992 Trust, and The Waterproof Partnership, Ltd. Consists of (i) 25,000 ordinary shares held by Lillian S. Loewenbaum indirectly through the Lillian Shaw Loewenbaum Trust, and (ii) 161,289 ordinary shares held by Lillian S. Loewenbaum (iii) 65,000 ordinary shares held by George Walter Loewenbaum through the Walter Loewenbaum Trust, (iv) 220,917 ordinary shares held by George Walter Loewenbaum, (v) 970,139 ordinary shares held by George Walter Loewenbaum in an IRA, (vi) 20,688 ordinary shares held by the Elizabeth S. Loewenbaum, (vi) 1,934,706 ordinary shares held by The Loewenbaum 1992 Trust, (vii) 1,764,706 ordinary shares issuable upon the exercise of Series A Warrants held by The Loewenbaum 1992 Trust, and (viii) 3,529,412 ordinary shares issuable upon the exercise of Series B Warrants held by The Loewenbaum 1992 Trust. (ix) 35,000 ordinary shares held by The Waterproof Partnership, Ltd., (x) 15,000 ordinary shares held by The Loewenbaum Residence Trust FBO Anna Loewenbaum, (xi) 15,000 ordinary shares held by The Elizabeth Scott Loewenbaum 1992 Trust, (xii) 5,100 ordinary shares held by Patrick Chalmers, (xiii) 28,100 ordinary shares held by Reginald J. Hargrove, and (xiv) 29,298 ordinary shares held by Nachum Shamir. The Ordinary Warrants are subject to a beneficial ownership limitation of 24.99%, which such limitation restricts the Selling Shareholder from exercising that portion of the Warrants that would result in the Selling Shareholder owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. The address of the Loewenbaum Group is 1000 West Bank Drive, West Lake Hills, TX 78746.

(6)	Consists of (i) 755,000 ordinary shares, (ii) 2,186,177 ordinary shares issuable upon the exercise of Pre-Funded Warrants, (iii) 2,941,177 ordinary shares issuable upon the exercise of Series A Warrants, and (iv) 5,882,354 ordinary shares issuable upon the exercise of Series B Warrants. The securities are held by Rodman & Renshaw Capital Investors LLC (“Rodman”). Michael Vasinkevich is the managing member and Craig Schwabe and David Dinkin are members of Rodman. Mr. Vasinkevich, as the managing member of Rodman, has the voting and dispositive power over the securities held by Rodman. Messrs. Schwabe and Dinkin may each be deemed to have shared voting and dispositive power over the securities held by Rodman by virtue of their membership interest therein. Neither Rodman nor Messrs. Vasinkevich, Schwabe, or Dinkin is a broker-dealer. Mr. Vasinkevich and Mr. Schwabe are affiliated with each of the following broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC, and StockBlock Securities LLC. Mr. Dinkin is affiliated with Rodman & Renshaw LLC and StockBlock Securities LLC. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Shareholder from exercising that portion of the Warrants that would result in the Selling Shareholder owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. The address of Rodman is 600 Lexington Avenue, 32nd Floor, New York, NY 10022. The securities were acquired in the ordinary course of business and, at the time of acquisition, the selling shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(7)	Consists of (i) 294,221 ordinary shares issuable upon exercise of the PA Warrants, and (ii) 61,560 ordinary shares issuable upon exercise of certain placement agent warrants which were issued in February 2026, at an exercise price of $1.5625 per ordinary share. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner of these securities (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended). Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities. The address of Augustus Trading LLC is 600 Lexington Avenue, 32nd Floor, New York, New York 10022.

(8)	Each of these Selling Shareholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a business address of 430 Park Ave, 3rd Floor, New York, New York 10022, and has the voting and dispositive power over the securities held. H.C. Wainwright & Co., LLC served as our exclusive placement agent in connection with the Warrant Inducement and the March 2026 PIPE, for which it received compensation. The Selling Shareholders acquired the securities in the ordinary course of business and, at the time the securities were acquired, the Selling Shareholders had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(9)	Consists of (i) 144,530 ordinary shares issuable upon exercise of the PA Warrants, (ii) 22,680 ordinary shares issuable upon exercise of certain placement agent warrants which were issued as compensation in June 2025, at an exercise price of $3.75 per ordinary share, and (iii) 30,240 ordinary shares issuable upon exercise of certain placement agent warrants which were issued in February 2026, at an exercise price of $1.5625 per ordinary share.

(10)	Consists of (i) 15,485 ordinary shares issuable upon exercise of the PA Warrants, (ii) 2,430 ordinary shares issuable upon exercise of certain placement agent warrants which were issued June 2025, at an exercise price of $3.75 per ordinary share, held by Mr. Craig Schwab, and (iii) 3,240 ordinary shares issuable upon exercise of certain placement agent warrants which were issued in February 2026, at an exercise price of $1.5625 per ordinary share, held by Wilson Drive Holdings LLC. Craig Schwabe is the managing member of Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman and StockBlock Securities LLC. The business address of Wilson Drive Holdings LLC is 600 Lexington Avenue, 32nd Floor, New York, NY 10022. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the Selling Shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(11)	Consists of (i) 4,588 ordinary shares issuable upon exercise of the PA Warrants, (ii) 720 ordinary shares issuable upon exercise of certain placement agent warrants which were issued as compensation in June 2025, at an exercise price of $3.75 per ordinary share, and (iii) 960 ordinary shares issuable upon exercise of certain placement agent warrants which were issued in February 2026, at an exercise price of $1.5625 per ordinary share.

Plan of Distribution

Each Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Certain Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the purchasers shall have resold or otherwise disposed of all the securities covered thereby pursuant to Rule 144, or (ii) the date on which the securities may be resold by the purchasers without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Expenses

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.

SEC Registration Fee	$1,500.66
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$12,000
Printing Expenses	$5,000
Total	$68,500.66

Legal Matters

Greenberg Traurig, LLP, New York, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Goldfarb Gross Seligman & Co., has passed upon certain legal matters regarding the securities offered hereby under Israeli law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

Experts

The consolidated financial statements of CollPlant Biotechnologies Ltd. appearing in CollPlant Biotechnologies Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2025, have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1b to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Enforceability of Civil Liabilities

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial majority of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi and Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

We have been informed by our Israeli legal counsel, Goldfarb Gross Seligman & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure will be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form F-3, including amendments and relevant exhibits and schedules, under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares. Our SEC filings, including the registration statement, are available to you on the SEC’s Web site at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We maintain a corporate website at www.collplant.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be posted on such website under corporate or securities regulations, including posting any XBRL interactive financial data required to be filed with the SEC or any other regulatory authority, and any notices of general meetings of our shareholders.

Incorporation of Certain INFORMATION by Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

This prospectus incorporates by reference the documents listed below, which have been previously filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 26, 2026; and

●	our Reports on Form 6-K filed with the SEC on April 13, 2026, May 29, 2026, July 1, 2026 and July 7, 2026 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act), and

●	Registration Statement on Form 8-A (File No. 001-38370), filed with the SEC on January 29, 2018, in which there is described the terms, rights and provisions applicable to our ordinary shares, including any amendment or report filed for the purpose of updating such description, including the description of our ordinary shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 26, 2026 (included as Exhibit 2.1 to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 26, 2025, and incorporated therein by reference), and any amendment or report filed for the purpose of further updating that description.

The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC.

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing us at CollPlant Biotechnologies Ltd., 4 Oppenheimer, Weizmann Science Park, Rehovot, Israel 7670104, Attention: Deputy CEO and Chief Financial Officer, (+972) (73) 232 5600.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

COLLPLANT BIOTECHNOLOGIES LTD.

31,047,068 Ordinary Shares

PRELIMINARY PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. A company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, an Israeli company may indemnify an office holder with respect to the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

●	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder: (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (a) no indictment was filed against such office holder as a result of such investigation or proceeding and (b) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (ii) in connection with a monetary sanction;

●	expenses incurred in connection with an Administrative Proceeding that has been conducted in his or her case, including reasonable litigation costs, covering also legal fees.

●	“Administrative Proceeding” - a proceeding according to Chapters H/3 (Imposition of Financial Sanctions by the Securities Authority), H/4 (Imposition of Administration Enforcement Measures by the Administrative Enforcement Committee) or I/1 (Conditional Arrangement for Avoiding the Institution of, or Terminating Proceedings) of the Israeli Securities Law as well as a proceeding to impose a financial sanction according to Article D of Chapter Four of Part 9 of the Companies Law as amended from time to time; as well as proceeding according to Chapter a G1 of the Economic Competition Law, 5748-1988, as amended from time to time; as well as any additional administrative proceeding whereby, by law (and subject to that law) an indemnity may be granted in respect of payments related thereto or expenses incurred in connection therewith; and,

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed as an office holder if, and to the extent, provided in the company’s articles of association:

●	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a breach of fiduciary duty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a monetary liability imposed on the office holder in favor of a third party; and

●	expenses incurred by an office holder in connection with an administrative procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company and to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification, and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our articles of association and compensation policy allow us to exculpate, indemnify, and insure our office holders according to applicable law.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition, we have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by the Companies Law and our articles of association, to the extent that these liabilities are not covered by insurance. On July 18, 2023, our shareholders approved, following the approvals of our compensation committee and board of directors, the adoption and grant of a new letter of indemnification to our existing and future directors and officers. For information regarding our letters of exemption and indemnification, see Item 7B - Insurance, Exemption, and Indemnification Agreements to our Annual Report on Form 20-F for the year ended December 31, 2025.

In the opinion of the Securities and Exchange Commission, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

ITEM 9. EXHIBITS

Exhibit Number	Description
4.1	Memorandum of Association of the Company (unofficial English translation from Hebrew original) (included as Exhibit 3.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on October 21, 2016, and incorporated herein by reference)
4.2	Amended and Restated Articles of Association of the Company, as currently in effect (unofficial English translation from Hebrew original) (included as Exhibit 1.2 to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 26, 2021, and incorporate herein by reference)
4.3	Form of Securities Purchase Agreement, dated as of June 29, 2026, by and between the Company and the purchasers signatory thereto (included as Exhibit 10.1 to our Report on Form 6-K filed with the Securities and Exchange Commission on July 1, 2026, and incorporated herein by reference)
4.4	Form of Ordinary Warrant (included as Exhibit 10.2 to our Report on Form 6-K filed with the Securities and Exchange Commission on July 1, 2026, and incorporated herein by reference)
4.5	Form of Pre-Funded Warrant (included as Exhibit 10.3 to our Report on Form 6-K filed with the Securities and Exchange Commission on July 1, 2026, and incorporated herein by reference)
4.6	Form of Placement Agent Warrant (included as Exhibit 10.4 to our Report on Form 6-K filed with the Securities and Exchange Commission on July 1, 2026, and incorporated herein by reference)
4.7	Form of Registration Rights Agreement, dated as of June 29, 2026, by and between the Company and the purchasers signatory thereto (included as Exhibit 10.5 to our Report on Form 6-K filed with the Securities and Exchange Commission on July 1, 2026, and incorporated herein by reference)
5.1*	Opinion of Goldfarb Gross Seligman & Co.
23.1*	Consent of Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global, Independent Registered Public Accounting Firm.
23.2*	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1)
24.1*	Power of Attorney (included in signature pages of Registration Statement)
107*	Filing Fee Table

*	Filed herewith.

ITEM 10. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel, on July 9, 2026.

CollPlant Biotechnologies Ltd.

By:	/s/ Yehiel Tal
Yehiel Tal
Chief Executive Officer
(Principal Executive Officer) and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yehiel Tal and Eran Rotem and each of them such person’s true and lawful attorney-in-fact and agent, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yehiel Tal	Chairman and Chief Executive Officer	July 9, 2026
Yehiel Tal	(Principal Executive Officer)

/s/ Eran Rotem	Deputy CEO and Chief Financial Officer	July 9, 2026
Eran Rotem	(Principal Financial and Accounting Officer)

/s/ Abraham Havron	Director	July 9, 2026
Abraham Havron

/s/ Elan Penn	Director	July 9, 2026
Elan Penn

/s/ Joseph Zarzewsky	Director	July 9, 2026
Joseph Zarzewsky

/s/ Hugh Evans	Director	July 9, 2026
Hugh Evans

/s/ Alisa Lask	Director	July 9, 2026
Alisa Lask

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of CollPlant Biotechnologies Ltd., has signed this Registration Statement on July 9, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative